Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION OF

SUNPOWER CORPORATION

SunPower Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 25, 2004 under the name SPR Acquisition Corporation.

SECOND: This Restated Certificate of Incorporation of the Corporation, amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation as heretofore amended and duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

THIRD: This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH: This Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, as heretofore in effect.

FIFTH: Effective at 5 p.m. Eastern Standard Time (EST) on the business day following the date of filing of this Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”) pursuant to Sections 103, 242 and 245 of the DGCL (such time being referred to herein as the “Effective Time”), the Certificate of Incorporation of the Corporation, as heretofore in effect, is hereby amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is SunPower Corporation (the “Corporation”)

ARTICLE II

A. The registered agent and the address of the registered office of the Corporation in the State of Delaware are:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

County of New Castle

B. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

A. At the Effective Time, each share of Class A Common Stock, par value $0.001 per share, of the Corporation (“Class A Common Stock”) issued and outstanding immediately prior to the Effective Time, and each share of the Class B Common Stock, par value $0.001 per share, of the Corporation (the “Class B Common Stock”) issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or any holder of Class A Common Stock or Class B Common Stock, be reclassified as and become one fully paid and nonassessable share of common stock, par value $0.001 per share (the “Common Stock”), which Common Stock shall have the rights, preferences, privileges and restrictions set forth in this Restated Certificate of Incorporation. The reclassification of the Class A Common Stock and the Class B Common Stock into the Common Stock will occur at the Effective Time. From and after the Effective Time, certificates formerly representing shares of Class A Common Stock or Class B Common Stock shall represent the number of shares of Common Stock into which such shares shall have been reclassified pursuant to this Restated Certificate of Incorporation. Following the Effective Time, any holder of a certificate formerly representing Class A Common Stock or Class B Common Stock may surrender such certificate to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written request from the holder of such shares for a new certificate representing the shares of Common Stock into which such shares were reclassified, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney. As promptly as practicable following the surrender of any such certificate formerly representing shares of Class A Common Stock or Class B Common Stock and the payment in cash of any amount required by the next sentence, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent a certificate or certificates representing the number of full shares of Common Stock into which the shares of Class A Common Stock or Class B Common Stock formerly represented by such certificate were reclassified, issued in such name or names as such holder may direct. The issuance of certificates for shares of Common Stock upon conversion of shares of Class A Common Stock or Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares that were reclassified, then the holder requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

B. Following the Effective Time, the total number of shares that the Corporation shall have authority to issue is 377,500,000, consisting of 367,500,000 shares designated as common stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).

C. The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Part B of this Article III, by resolution to provide for the issuance of the remaining authorized shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

Subject to limitations prescribed by law and the provisions of this Part B of this Article III, the authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

1. The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding)) and the distinctive designation of that series;

2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3. Whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds;

7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8. Any other relative rights, preferences and limitations of that series.

D. The powers, preferences, rights, restrictions and other matters relating to the Common Stock are as follows:

1. Voting Rights. Subject to the preferences applicable to any Preferred Stock outstanding at any time, all shares of Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders. Each holder of a share of Common Stock shall be entitled to cast one vote on all matters submitted to a vote of the stockholders of the Corporation for each share of Common Stock held by such holder.

2. Dividends and Distributions. Subject to the preferences applicable to any Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

3. Options, Rights or Warrants. The Corporation shall have the power to create and issue, whether or not in connection with the issuance and sale of any shares of stock or other securities of the Corporation, rights, options or warrants entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or series at the time authorized, such rights, options or warrants to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board of Directors.

4. No Preemptive Rights. The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class or series of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock of the Corporation.

ARTICLE IV

A. Number of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article III hereof relating to the rights of the holders of any one or more series of Preferred Stock to elect additional directors, the authorized number of directors of the Corporation shall be determined from time to time by resolution adopted by the affirmative vote of the majority of the entire Board of Directors at any regular or special meeting of such Board.

B. Classes of Directors. The Board of Directors, other than those directors elected by the holders of any one or more series of Preferred Stock as provided for or fixed pursuant to the provisions of Article III hereof, shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders to be held in 2012, and the initial term of office of directors of Class II shall expire at the annual meeting of stockholders to be held in 2013, the initial term of office of directors of Class III shall expire at the annual meeting of stockholders to be held in 2014, and the term of office of each director of each Class shall expire at the third succeeding annual meeting of stockholders following the election of such Class of directors, and in all cases as to each director until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

C. Vacancies and Removal. Subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class, if any, of directors in which the new directorship was created or in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The ability of stockholders to remove directors will be as provided by Section 141(k)(1) of the DGCL (or any successor to such statue).

ARTICLE V

A. Power of Stockholders to Act by Written Consent. Until the first time that Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Total”), together with the Terra Controlled Corporations (as defined in that certain Affiliation Agreement (the “Affiliation Agreement”), dated as of April 28, 2011 and as may be amended from time to time, by and between the Corporation and Total), owns (taking into account the provisions of Section 3.1(f) of the Affiliation Agreement) fifty percent (50%) or less of the Total Current Voting Power (as defined in the Affiliation Agreement) of the Corporation then in effect (the “Total Stockholder Approval Period”), all actions required to be taken at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings or stockholders are recorded. Following the Total Stockholder Approval Period, no action required or permitted to be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting and the power of the stockholders to consent in writing, without a meeting, to the taking of any such action is specifically denied.

B. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called for any purpose or purposes in accordance with the provisions set forth in the By-laws of the Corporation.

C. No Cumulative Voting. The stockholders of the Corporation shall not have cumulative voting.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

1. The Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation by vote of at least a majority of the members of the Board of Directors.

2. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

3. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

ARTICLE VII

A. Limitation of Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

B. 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, except as may be prohibited by applicable law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph 3 of this Section B of Article VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

2. Right to Advancement of Expenses. The right to indemnification conferred in paragraph 1 of this Section B of Article VII shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

3. Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in paragraphs 1 and 2 of this Section B of Article VII shall be contract rights. If a claim under paragraph 1 or 2 of this Section B of Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section B of Article VII or otherwise, shall be on the Corporation.

4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section B of Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section B of Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

C. Amendment. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VII shall be in the nature of a contract between the Corporation and each such person, and neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to amend or repeal any provision, rescind or amend in any respect any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

* * *

IN WITNESS WHEREOF, SunPower Corporation has caused this certificate to be signed on its behalf on this 15th day of November, 2011.

SUNPOWER CORPORATION

By:	/s/ Christopher Jaap
Name:	Christopher Jaap
Title:	Acting General Counsel and Assistant Secretary